UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 20, 2008

ZVUE Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32985	98-0430675
(Commission File Number)	(IRS Employer Identification No.)

612 Howard Street, Suite 600
San Francisco, California	94105
(Address of Principal Executive Offices)	(Zip Code)

(415) 495-6470

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 22, 2008, ZVUE Corporation (“ZVUE”) announced that it had restructured its agreements with Eric’s Universe, Inc., Eric and Neil Bauman. The amended agreements achieved several important goals including;

|	1)
Combined management responsibility for the PopSauce network with ZVUE’s, eBaumsworld team in Rochester, eliminating ZVUE’s web development and operations teams in San Francisco. The increase in responsibility in Rochester resulted in the modification of the employment agreements of Neil and Eric Bauman to provide for an increase in salaries from $20,000 each, to $150,000 and $180,000, respectively, and bonus amounts comparable to those of other employees with similar levels of responsibilities. The increases are effective immediately but the increased cash payouts above their previous salaries for the remainder of 2008 are deferred to January 1, 2009.

|	2)
Amended the financial earn out calculation associated with ZVUE’s 2007 purchase of eBaum’s World, whereby Eric’s Universe, Inc. could have earned up to $27.5 million in cash and stock through 2009, based on largely on traffic generation, to be a financial earn out calculation whereby Eric’s Universe, Inc. could earn up to $32.7 million through 2012, based on a cash flow test derived from a calculated EBITDA relating to ZVUE’s website businesses.

|	3)
Amended the payment criteria and amounts for the performance earn out associated with ZVUE’s 2007 purchase of eBaumsworld, which called for cash payments of up to $417,000 per quarter up to a maximum of $2.5 million based on successful completion of certain development projects, by agreeing on changed criteria based on mutually agreed business targets. In exchange for $250,000 payable immediately and $150,000 payable over five months, which may be accelerated under certain circumstances, the maximum remaining performance earn out payout has been reduced from approximately $1.25 million to $1.05 million and is payable based on achieving such new targets on specified dates through December 31, 2009.

|	4)
Modified the release of certain common stock held in escrow, which had previously been deliverable to Eric’s Universe, Inc. on a monthly basis through October 31, 2009, to be released from escrow only after the earlier of January 1, 2009 or the achievement by eBaum’s World, Inc. of certain revenue targets.

|	5)
Modified the release of certain common stock held in escrow, which had previously been deliverable to Eric’s Universe on October 31, 2010, if Mr. Eric Bauman remained an employee at such date, with a new arrangement whereby such escrowed shares are to be delivered to Eric’s Universe, Inc. based (for two-thirds of such shares) upon meeting certain financial targets or (for one-third of such shares) on October 31, 2012.

|	6)
In consideration for the amendments and increased responsibility that they have assumed for the PopSauce Network, at close ZVUE issued a total of 500,000 fully vested common shares to Eric and Neil Bauman.

Item 8.01     Other Events.

On July 22, 2008, ZVUE issued a press release announcing the amendment of the various agreements with Eric’s Universe, Inc. and Eric and Neil Bauman.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT
10.2	AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT - Eric Bauman
10.3	AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT - Neil Bauman
99.1	Press Release, dated July 22, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZVUE CORPORATION

Date: July 22, 2008
	By:	/s/ Jeff Oscodar
Jeff Oscodar
President and Chief Executive Officer